Exhibit 10.11

SECOND AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

WHEREAS, Andrew Batinovich (“Employee”) is currently employed by the Company as its President and Chief Executive Officer pursuant to an executive employment agreement dated May 7, 2003, as amended (the “Agreement”); and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that a provision in the Agreement could adversely impact the benefits the Company intended to confer on Employee under the Agreement as a result of a “change in control”; and

WHEREAS, the Board has determined that the Agreement must be amended to address this provision in order to effectuate the Company’s intentions.

Accordingly, the parties agree as follows:

1.	Part Three of the Agreement is amended by the addition of the following Section 10A:

Section 10A: Acceleration of Vesting; Lapse of Restrictions. Notwithstanding the provisions of Section 10(c) above and regardless of whether Executive’s employment terminates in a Qualifying Termination or otherwise, all stock options, restricted stock, and other equity awards held by Executive (including, without limitation, the restricted stock bonus awarded pursuant to the “Glenborough Realty Trust Incorporated Officer’s Restricted Stock Bonus Award Agreement”) shall vest 100% and be fully exerciseable and all restrictions on any such awards shall fully lapse immediately prior to the effective date of the Change in Control. To the extent that any such accelerated vesting would trigger Excise Tax (as defined in Section 13, below), Executive shall be entitled to receive a Gross-Up Payment as provided in Part Four of this Agreement.

Except as otherwise provided in this Second Amendment, the Agreement is hereby ratified and confirmed in all respects.

GLENBOROUGH REALTY TRUST INCORPORATED:	ANDREW BATINOVICH:

/s/ Patrick Foley	/s/ Andrew Batinovich
Patrick Foley	Andrew Batinovich
Chairman, Compensation Committee	President & Chief Executive Officer

Date: August 21, 2006	Date: August 21, 2006